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                               [ARTHROCARE LOGO]


                       LICENSE AND DISTRIBUTION AGREEMENT

         This License and Distribution Agreement (the "Agreement") effective as of January 27, 1999 (the "Effective Date") is entered into by and between ArthroCare Corporation, on its own behalf and on behalf of its Affiliates ("ArthroCare"), a Delaware corporation having an address at 595 North Pastoria Avenue, Sunnyvale, California 94086, and Collagen Aesthetics, Inc., on its own behalf and on behalf of its Affiliates ("Collagen"), a Delaware corporation having an address at 1850 Embarcadero Road, Palo Alto, California 94303.


                                   BACKGROUND

         A. ArthroCare owns certain Patent Rights (as defined in Article 1.21) relating to radio frequency ("RF") energy;

         B. Collagen is a worldwide leader in marketing products for dermatology, facial plastic surgery, cosmetic and aesthetic surgery;

         C. Collagen desires to obtain a license under the Patent Rights in order to commercialize Licensed Products in the Field, and ArthroCare desires to grant such a license to Collagen, all on the terms and conditions set forth herein; and

         D. ArthroCare shall be Collagen's exclusive third party contract manufacturer for certain Licensed Products and/or components of such Licensed Products, all on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

         1.1

         1.2 "Affiliate" means any corporation or other entity which is directly or indirectly controlling, controlled by or under the common control with a party hereto. For the purpose of


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this Agreement, "control" shall mean the direct or indirect ownership of at least 50% of the outstanding shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding definition, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

         1.3

         1.4

         1.5

         1.6 "Co-exclusive ENT License Rights" shall mean a co-exclusive, non-transferable, worldwide license under the Patent Rights and the Trademark Rights, with the right to use, market, sell and distribute Licensed Products in the "ENT Field". The term "co-exclusive" shall mean that only Collagen and one other party (which may include ArthroCare) shall have such rights.

         1.7 "Competent Authority" shall mean an EU Member States' public officer with jurisdiction to appoint a body to test or audit medical devices for conformity to EU registration laws.

         1.8 "Confidential Information" shall mean any: (i) information or material in tangible form disclosed hereunder that is marked as "Confidential" at the time it is delivered to the receiving party; or (ii) information disclosed orally hereunder which is identified as confidential or proprietary when disclosed.

         1.9      "Controller(s)" shall mean an RF power supply.

         1.10 "Disposable Wand(s)" shall mean medical instruments and components of such medical instruments certain of which may have one or more electrode(s) and electrical connection(s) for coupling the electrode(s) to a Controller.

         1.11     "ENT" shall mean ear, nose and throat.

         1.12

         1.13 "Exclusive ENT License Rights" shall mean an exclusive, non-transferable, worldwide license under the Patent Rights and the Trademark Rights, with the right to use, market, sell and distribute Licensed Products in the ENT Field.


         1.14     "FDA" shall mean the U.S. Food and Drug Administration.


         1.15


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         1.16

         1.17 "Marketing Authorizations" shall mean any regulatory approvals or authorizations required by the FDA, Competent Authority or other regulatory bodies to comply with the laws and regulations of any country or other jurisdiction for sale, marketing and distribution of the Licensed Products.

         1.18

         1.19 "Net Sales" shall mean the invoice price of Licensed Products sold by Collagen to unaffiliated third parties (including sales made in connection with clinical trials), less, to the extent included in such invoice price the total of: (1) ordinary and customary trade discounts actually allowed;
(2) credits, rebates and returns (including, but not limited to, wholesaler and retailer returns); (3) freight, postage, insurance and duties paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business, and (4) excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business. Net Sales shall also include the fair market value of all other consideration received by Collagen in respect of Licensed Products, whether such consideration is in cash, payment in kind, exchange or another form.

         1.20 "Notified Body" shall mean that body appointed by a Competent Authority to test or audit medical devices for conformity with EU registration laws.

         1.21 "Patent Rights" shall mean all patents and patent applications in the Field owned by or licensed to ArthroCare, including, but not limited to, the patent applications and patents listed on Exhibit A hereto; all priority applications, divisionals, continuations, continuations-in-part, and substitutions thereof; all patent applications and patents relating to improvements thereof; all foreign patent applications corresponding to the preceding applications; and all U.S. and foreign patents issuing on any of the preceding applications, including extensions, reissues, and re-examinations. In addition, the term "Patent Rights" includes any and all, inventions, discoveries, know-how, trade secrets, data, information, technology, processes, formulas, drawings, designs, computer programs, and licenses of ArthroCare which are necessary or useful for designing, developing, manufacturing, using or selling Licensed Products within the Field, and all amendments, modifications, and improvements to any of the foregoing.

         1.22


         1.23     "RF" shall mean radiofrequency.

         1.24 "Trademark Rights" shall mean all registered trademarks, trademark applications, common law trademarks, domestic or foreign, to the marks listed in Exhibit E, all foreign


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trademark applications or registrations corresponding to the preceding applications, and all marks similar thereto.

         1.25


                                    ARTICLE 2

                                     LICENSE

         2.1 Exclusive License Grant. Subject to the terms and conditions of this Agreement, ArthroCare and its Affiliates hereby grant to Collagen and its Affiliates an exclusive, non-transferable, worldwide license under the Patent Rights, to import, have imported, use, offer for sale and sell Licensed Products in the Field. ArthroCare hereby grants to Collagen and its Affiliates an exclusive, non-transferable, worldwide license under the Trademark Rights to use marks and tradenames within the Trademark Rights in connection with the sale of Licensed Products in the Field.












         2.2 No Implied Rights. Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license rights shall be granted or created by implication, estoppel or otherwise.

         2.3 Exclusive to ArthroCare. Under the exclusive license granted by ArthroCare to Collagen in section 2.1, ArthroCare shall not have the right to import, have imported, use, offer for sale or sell Licensed Products in the Field during the Term of this Agreement and any renewals thereof;

         2.4


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                                    ARTICLE 3

                      APPOINTMENT AND AUTHORITY OF COLLAGEN

         3.1 Exclusive Distributor. Subject to the terms and conditions herein, ArthroCare hereby appoints Collagen as ArthroCare's authorized exclusive worldwide sales distributor for the Licensed Products in the Field, and Collagen hereby accepts such appointment. Collagen's sole authority shall be to purchase Licensed Products from ArthroCare and to promote, market and resell such Licensed Products in the Field in accordance with the terms of this Agreement.

         3.2




         3.3 Reservation of Rights; No Rights Beyond Licensed Products. Except as expressly provided in this Article 3, and by the license granted in
Article 2, no right, title, or interest is granted, whether express or implied, by ArthroCare to Collagen, and nothing in this Agreement shall be deemed to grant to Collagen rights in any Licensed Products or technology other than the Licensed Products, nor shall any provision of this Agreement be deemed to restrict ArthroCare's rights to exploit technology, know-how, patents or any other intellectual property rights relating to the Licensed Products outside of the Field.

         3.4 Sale Conveys No Right to Manufacture or Copy. The Licensed Products are offered for sale and are sold by ArthroCare subject in every case to the condition that such sale does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce any of the Licensed Products.

         3.5



         3.6




                                    ARTICLE 4

                                   ENT RIGHTS

         4.1 Exclusive ENT License Rights. In addition to the above rights and licenses, if


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ArthroCare is able to, ArthroCare will offer the "Exclusive ENT License Rights"
to Collagen. In such event, Collagen will accept such rights












If ArthroCare offers and Collagen accepts the Exclusive ENT License Rights, Collagen will have, in combination with the rights granted in section 2, an exclusive, non-transferable, worldwide license under the Patent Rights and the Trademark Rights, with the right to use, market, sell and distribute Licensed Products to all physicians in the Field and the ENT Field.

In addition, if ArthroCare offers and Collagen accepts the Exclusive ENT License Rights, Collagen's minimum annual royalty payments for Disposable Wands and minimum purchase requirements for the Licensed Products will be increased pursuant to sections 5.3(b) and 7.5(b), respectively.

         4.2 Co-exclusive ENT License Rights. In addition to the above rights and licenses, if ArthroCare is able to, ArthroCare will offer the "Co-exclusive ENT License Rights" to Collagen. In such event, Collagen will accept such rights.














In addition, if ArthroCare offers and Collagen accepts the Co-exclusive ENT License Rights, Collagen's minimum annual royalty payments for Disposable Wands and minimum purchase requirements for the Licensed Products will be increased pursuant to sections 5.3(c) and 7.5(c), respectively.


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                                    ARTICLE 5

                                  CONSIDERATION

         5.1      License Fee. In partial consideration for the license granted
herein, Collagen shall pay ArthroCare a license fee of      in accordance with
the schedule set forth in Section 5.1(b).

                  (a)      The parties hereto acknowledge and agree that
Collagen has paid and ArthroCare has accepted             of such license fee.

                  (b) License Payment Schedule. Within three (3) days following the Effective Date of this Agreement, Collagen shall make a payment to
ArthroCare of            . In addition, within thirty (30) days following the
achievement by ArthroCare of each of the following milestones, Collagen shall pay to ArthroCare the applicable payments below:












         5.2 ROYALTIES. AS ADDITIONAL CONSIDERATION FOR THE RIGHTS AND LICENSES GRANTED BY ARTHROCARE TO COLLAGEN HEREIN, COLLAGEN SHALL PAY TO ARTHROCARE RUNNING ROYALTIES ON





(a)


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         5.3      Minimum Royalties.

                  (a) If ArthroCare does not offer to Collagen either the Exclusive ENT License Rights or the Co-exclusive ENT License Rights pursuant to sections 4.1 and 4.2, respectively, then, in addition to the license payments made by Collagen pursuant to Section 5.1, Collagen's minimum annual royalty payments for the Licensed Products





                  (b) If ArthroCare offers to Collagen, and Collagen accepts, the Exclusive ENT License Rights pursuant to section 4.1, then, in addition to the license payments made by Collagen pursuant to Section 5.1, Collagen's minimum annual royalty payments for the Licensed Products





                  (c) If ArthroCare offers to Collagen, and Collagen accepts, the Co-exclusive ENT License Rights pursuant to section 4.2, then, in addition to the license payments made by Collagen pursuant to Section 5.1, Collagen's minimum annual royalty payments for the Licensed Products







                  (d)



                  (e)      In the event the Agreement is renewed pursuant to
Section 18.1, the minimum annual royalty for each renewal year will be mutually agreed upon in writing by the parties. If the new minimums cannot be agreed upon by the parties, an arbitrator will be appointed by the parties to determine the new minimums according to Article 21.

                  (f)


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                                    ARTICLE 6




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                                    ARTICLE 7

                   MANUFACTURE; PURCHASE OF LICENSED PRODUCTS

         7.1 Product Manufacture. ArthroCare shall manufacture and sell to Collagen, and Collagen agrees to exclusively purchase from ArthroCare, Collagen's requirements for Licensed Products in the Field. ArthroCare will manufacture Licensed Products in accordance with ISO 9000 Standards, EN 46000 Standards, FDA Quality Systems Regulations (including Current Good Manufacturing Practices), and requirements of the Medical Device Directives ("MDD") and the then-current product specifications, as may be modified from time to time by the mutual written consent of the parties hereto.

         7.2 Product Development. During the Term of this Agreement, ArthroCare, at its expense and initiative, will continue to pursue clinical studies and product development efforts in collaboration with Collagen. ArthroCare shall supply Collagen with any improvements and upgrades to the Licensed Products developed by ArthroCare for use in the Field. ArthroCare agrees that any substantial change to the Licensed Products during the Term shall be subject to Collagen's prior written approval, which shall not be unreasonably withheld.

         ArthroCare agrees to supply Collagen documentation or information as requested for such changes to the Licensed Products in meeting regulatory compliances.

         7.3 Terms and Conditions. All product purchases hereunder shall be subject to the terms and conditions of this Agreement. Unless otherwise agreed in writing, nothing contained in any purchase order or other document submitted pursuant to this Agreement shall in any way modify or add to the terms and conditions contained in this Agreement.

         7.4 Order and Acceptance. All orders shall be by means of signed written purchase orders, sent to ArthroCare at ArthroCare's address for notice hereunder and requesting a delivery date that is consistent with the Forecasts and not less than thirty (30) days after ArthroCare's receipt of such purchase order. Orders may initially be placed by telephone or telecopy, provided that a signed written confirming purchase order is received by ArthroCare within ten
(10) days after such telephonic or telegraphic order. ArthroCare shall use reasonable best efforts to fulfill purchase orders submitted in accordance with ArthroCare's lead times, it being understood that no purchase order shall be binding upon ArthroCare until accepted by ArthroCare by telecopy or in writing, and ArthroCare shall have no liability to Collagen with respect to purchase orders that are not accepted. ArthroCare shall acknowledge each Order in writing within 10 business days of receipt. By written notice given within such 10-day period, ArthroCare may reject any Order, but only to the extent that the Order exceeds the applicable, then-current Forecast, consistent with Section 8.1. Notice of rejection must be given within 10 days to Collagen by telex or fax, followed by notification in writing. Once an Order is accepted by ArthroCare, Collagen may cancel or reschedule such Order only with approval of ArthroCare.


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         7.5      Minimum Purchase Requirements.

                  (a) If ArthroCare does not offer to Collagen either the Exclusive ENT License Rights or the Co-exclusive ENT License Rights pursuant to sections 4.1 and 4.2, respectively, then, in addition to the minimum royalty payments made by Collagen pursuant to Section 5.3, Collagen's minimum annual purchase requirements for the Licensed Products





                  (b) If ArthroCare offers to Collagen, and Collagen accepts, the Exclusive ENT License Rights pursuant to section 4.1, then, in addition to the minimum royalty payments made by Collagen pursuant to Section 5.3, Collagen's minimum annual purchase requirements for the Licensed Products





                  (c) If ArthroCare offers to Collagen, and Collagen accepts, the Co-exclusive ENT License Rights pursuant to section 4.2, then, in addition to the minimum royalty payments made by Collagen pursuant to Section 5.3, Collagen's minimum annual purchase requirements for the Licensed Products





                  (d)


                  (e)      In the event the Agreement is renewed pursuant to
Section 18.1, the minimum annual purchase requirements for each renewal year will be mutually agreed upon in writing by the parties. If the new minimums cannot be agreed upon by the parties, an arbitrator will be appointed by the parties to determine the new minimums according to Article 21.

                  (f)



         7.6


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                                    ARTICLE 8

                            FORECASTS; NO BACKORDERS


         8.1 Forecasts. Commencing no later than thirty (30) days after the achievement by ArthroCare of milestone one (1) in section 5.1(b), Collagen shall furnish ArthroCare a 6-month Forecast with estimated purchase dates and quantities of Licensed Products, and shall deliver an updated forecast on a rolling basis on the first day of each month. Such forecasts shall include monthly delivery schedules. Based on the then current Forecast, ArthroCare will maintain its production capability and adequate materials and labor to meet the forecasted monthly delivery schedule for Licensed Products. ArthroCare shall release Licensed Products in accordance with the delivery schedule set forth on the then current Forecast;










         8.2














                                    ARTICLE 9

                                    PAYMENTS

         9.1 Prices. All prices shall be F.C.A. ArthroCare's facility currently located at the address listed for ArthroCare at the beginning of this Agreement ("F.C.A. Point"). ArthroCare may, upon thirty (30) days' notice to Collagen, designate another facility as the F.C.A. Point. The difference between Collagen's purchase price and Collagen's price to its Customers shall be Collagen's sole remuneration for the sale of the Licensed Products. The initial price to Collagen for each Licensed Product shall be as set forth in Exhibit B attached hereto. Collagen's sales prices to its customers shall be subject to Collagen's sole discretion.


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         9.2      Taxes. Collagen's purchase price shall not include any
government taxes (including, without limitation, sales, use, excise, withholding, and value-added taxes) or duties imposed by any governmental agency that are applicable to the export, import, license or purchase of the Licensed Products (other than taxes on the income of ArthroCare), and Collagen shall bear all such taxes and duties. When ArthroCare has the legal obligation to collect and/or pay such taxes, the appropriate amount shall be added to Collagen's invoice and paid by Collagen, unless Collagen provides ArthroCare with a valid tax exemption certificate authorized by the appropriate taxing authority.

         9.3 Invoicing. ArthroCare shall submit an invoice to Collagen upon shipment of each Licensed Product ordered by Collagen. Each such invoice shall state Collagen's aggregate and unit purchase price for Licensed Products in a given shipment, plus any freight, taxes or other costs incident to the purchase or shipment initially paid by ArthroCare but to be borne by Collagen hereunder.

         9.4 Payment and Terms. Collagen shall make payments to ArthroCare under this Agreement by wire transfer or check in United States dollars in immediately available funds to a bank designated by ArthroCare. Payment shall be




         9.5 Shipping. All Licensed Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in ArthroCare's standard shipping cartons, marked for shipment at Collagen's address set forth above (unless otherwise agreed in writing by both parties), and delivered to Collagen or its carrier agent at the F.C.A. Point, at which time risk of loss shall pass to Collagen. The Licensed Products will be produced to the final saleable form with Collagen's trade address, tradenames, and all language compliant labeling, instructions for use and carton labeling affixed by ArthroCare. Unless otherwise instructed in writing by Collagen, ArthroCare shall select the carrier. Collagen agrees to undertake all import formalities required to import the Licensed Products into the territory. All customs, freight, insurance, and other shipping expenses, as well as any special packing expense, shall be paid by Collagen. Collagen shall also bear all applicable taxes, duties, and similar charges that may be assessed against the Licensed Products after delivery to the carrier at the F.C.A. Point. All shipments and freight charges shall be deemed correct unless ArthroCare receives from Collagen after the shipping date of a given shipment, a written notice specifying the shipment, the purchase order number, and the exact nature of the discrepancy between the order and shipment or discrepancy in the freight cost, as applicable.

         9.6 Records; Audit. Collagen shall keep complete, true and accurate books of account and records for the purpose of determining the amounts payable under Article 5 and Exhibit B. Such books and records shall be kept at Collagen's principal place of business for at least three (3) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such three (3)-year period by a representative or agent of ArthroCare for the purpose of auditing sales and inventory records and for verifying the amounts payable


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under Article 5. Upon prior written notice, Collagen shall provide reasonable access to such records during normal business hours at Collagen's business locations, no more than twice each calendar year.

         9.7 Returns. Except as set forth in Section 10.3, Collagen may return Licensed Products only with ArthroCare's prior written approval. Licensed Products returned to ArthroCare other than under Section 10.3 shall be returned F.C.A. the destination point designated by ArthroCare




                                   ARTICLE 10

                                    WARRANTY

         10.1 Standard Limited Warranty. ArthroCare warrants to Collagen that, subject to the exclusions set forth in Section 10.2 below, at the time of shipment, the Licensed Products

         Collagen's exclusive remedy and ArthroCare's sole liability for breach of the foregoing warranty shall be the remedy set forth in Section 10.3. All defective Licensed Products shall be returned to ArthroCare in accordance with
Section 10.3. Collagen shall not pass on to its Customers a warranty or limitation of liability which is more protective of such Customers than the warranty (including the limited remedy and exclusions) set forth in this Article 10 and the limitation of liability set forth in Article 19.

         10.2 Warranty Limitations. The warranties in Section 10.1 are contingent upon





         10.3 Return of Defective Product. In the event that any Licensed Product purchased by Collagen from ArthroCare fails to conform to the warranty set forth in Section 10.1, ArthroCare's sole and exclusive liability and Collagen's exclusive remedy shall be,




         10.4 Exclusion of Other Warranties. Except for the limited warranty provided in section 10.1 above, ArthroCare grants no other warranties or conditions, express or implied, by statute, in any communication with Collagen or the customer, or otherwise, regarding the Licensed Products, their fitness for any purpose, their quality or their merchantability.


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                                   ARTICLE 11

                       ADDITIONAL OBLIGATIONS OF COLLAGEN

         11.1     Registrations, Licenses and Permits.









         11.2     Product Complaints.

                  (a) Collagen will receive locally, and promptly investigate and monitor, all Customer complaints and/or correspondence concerning the use of the Licensed Products worldwide. Collagen will maintain complaint files during the course of this Agreement, its extensions and for a period of

                  (b) Collagen shall advise ArthroCare of all complaints relating to the Licensed Products as promptly as possible but not more than following the date Collagen receives such complaint. In addition, within following the date Collagen receives such complaint, Collagen shall also provide ArthroCare with a written or electronic report of such complaint. Upon ArthroCare's request, Collagen shall either: (1) investigate and gather any reasonable additional information regarding such complaints that is requested by ArthroCare; or (2) provide ArthroCare with the relevant Customer names, phone numbers and/or addresses so that ArthroCare may gather this information. Any notice to ArthroCare under this Section 11.2 shall be sent via facsimile and overnight delivery service to the attention of ArthroCare's Vice President of Quality and Regulatory Affairs at (408) 736-0224 or to such other address or person as ArthroCare may designate by notice. Collagen shall also provide to ArthroCare a written quarterly listing of Customer and/or regulatory complaints received by Collagen during the previous quarter.

                  (c)




         11.3 Corrections, Withdrawals, and Alert Notices. In the event that ArthroCare is required by any regulatory agency to recall the Licensed Products or if ArthroCare voluntarily initiates a correction, withdrawal of alert notice for the Licensed Products, Collagen shall, at ArthroCare's expense, cooperate with and assist ArthroCare in locating and retrieving, if


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necessary, the recalled Licensed Products from the Customers. ArthroCare shall give prompt notice to Collagen of any such correction, withdrawal or alert notice, along with details of the concern and instructions for the recall. Except as required by applicable law, Collagen shall not initiate any correction, withdrawal or alert notice without the prior written consent of ArthroCare.

         11.4     Materials.





         11.5     Product Packaging and Labeling.

In addition, except for the addition of information required by applicable laws and regulations, Collagen shall not relabel Licensed Products supplied to Collagen by ArthroCare hereunder without the prior written consent of ArthroCare.

         11.6 Proprietary Notices. Collagen shall not remove, alter, cover or obfuscate any logo, trademark notice or other proprietary rights notices placed or embedded by ArthroCare on or in any package or any of the items contained therein.

         11.7 Reporting Requirements. Pursuant to the FDA's medical device reporting (MDR) Regulations, ArthroCare may be required to report to the FDA information that reasonably suggests that a Licensed Product may have caused or contributed to death or serious injury or has malfunctioned and that the device would be likely to cause or contribute to a death or serious injury if the malfunction were to recur. The parties hereto agree to supply to the other any such information twenty-four (24) hours after becoming aware of it so that each can comply with governmental reporting requirements. In the event that ArthroCare is required by any regulatory agency to correct or withdraw the Licensed Products or if ArthroCare voluntarily initiates such correction or withdrawal, Collagen shall cooperate with and assist ArthroCare in locating and retrieving if necessary, the recalled Products from Collagen's customers. Collagen shall maintain all records of Licensed Products sales to customer by lot number, and/or serial number in the event of a Licensed Product recall or other quality related issue. Collagen shall only be required to make such sales records available to ArthroCare in the event of a Product correction, withdrawal, alert notice or other quality related issue.



                                   ARTICLE 12

                      ADDITIONAL OBLIGATIONS OF ARTHROCARE

         12.1 Promotional Materials. ArthroCare shall make available to Collagen English


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language samples of promotional support materials, in quantities deemed reasonable by ArthroCare, at ArthroCare's standard charges to distributors for such items. Such materials shall include, without limitation, marketing and technical information concerning the Licensed Products, brochures, advertising literature, and other product data.

         12.2 Telephone Marketing and Technical Support. ArthroCare shall provide a reasonable level of telephone marketing and technical support to employees of Collagen who have been trained by ArthroCare and/or customers of Collagen to answer Collagen's questions related to Licensed Products.






         12.3 Books and Records. ArthroCare agrees to keep documented records of all repairs and servicing provided by ArthroCare by product number, serial number, and description of each Licensed Product and to identify the type of repair or service completed on the Licensed Product, inclusive of the name of the individual servicing, the date of the service/repair, and test and inspection data as required by 21 C.F.R. Section 820.200. During the Term




         12.4     Registrations, Licenses and Permits.

                  (a) ArthroCare shall maintain all regulatory approvals in ArthroCare's name for the marketing of the Licensed Products for the Term of this Agreement

                  (b) ArthroCare will maintain the "Technical File" required by MDD 93/42 EEC (Medical Device Directives), design history records, device master records, and history records, and the quality system records for the Licensed Products for the period of time required by the directives of its Notified Body and other regulatory agencies requirements.

                  (c) ArthroCare will maintain for the period of this Agreement and its extensions a certified quality system in compliance with and maintain certifications with its Notified Body for valid standing to CE conformity of its manufacturing facility and the Licensed Products. ArthroCare shall use best efforts to supply to Collagen the information necessary to fulfill any request by the EC Competent Authority or Notified Body to Collagen for information contained in the records within the requested time period. Changes in Specifications, manufacturing, including change of sterilization process or provider, labeling, or packaging agreed to by Collagen and ArthroCare may result in amendments to the Technical File. ArthroCare will provide to Collagen a copy of any FDA or other regulatory agency correspondence within seven (7) days of receipt that is directly relating to the Licensed Products


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which are reasonably necessary to Collagen's performance under this Agreement or which could adversely affect Collagen or its Customers.

                  (d) ArthroCare understands that Collagen or any government regulatory agency or third party observers may send representatives to ArthroCare's facility to observe, inspect and audit the production facilities related to the Licensed Products. ArthroCare will allow such representatives reasonable access to all manufacturing facilities and records for the Licensed Products so as to ensure applicable regulations are in compliance. Collagen will provide at least ten (10) days advance notice of such observation and provide the names, meeting agenda and provide proper identification of such representatives. ArthroCare will use reasonable commercial efforts to correct any material non-compliance brought to its attention as a result of such inspections and audits. Collagen understands that ArthroCare or any government regulatory agency or third party observers may send representatives to Collagen's facility to observe, inspect and audit promotional, advertising and educational materials and programs, and other literature relating to the sales and marketing to the Licensed Products. Collagen will allow such representatives reasonable access to all such promotional literature for the Licensed Products so as to ensure applicable regulations are in compliance. ArthroCare will provide at least ten (10) days advance notice of such observation and provide the names, meeting agenda and provide proper identification of such representatives. Collagen will use reasonable commercial efforts to correct any material non-compliance brought to its attention as a result of such inspections and audits.



                                   ARTICLE 13

                       ADDITIONAL COVENANTS OF ARTHROCARE

         13.1 Financial Statements. From time to time as requested by Collagen (but not more frequently than once per calendar year), ArthroCare will provide Collagen with copies of audited financial statements and such other information reasonably requested by Collagen to demonstrate ArthroCare's financial ability to perform under this Agreement. From time to time as requested by ArthroCare (but not more frequently than once per calendar year), Collagen will provide ArthroCare with copies of audited financial statements and such other information reasonably requested by ArthroCare to demonstrate Collagen's financial ability to perform under this Agreement. All information provided to either party under this Section 13.1 will be treated confidentially, unless such information is otherwise publicly available.

         13.2 Exclusivity. Unless otherwise agreed by the parties, during the term of this Agreement, ArthroCare shall not be involved with the design, manufacture and/or sale, to or on behalf of any other person or entity, of any Licensed Products intended for use in procedures in the Field.

         13.3 ArthroCare's Assets. With the exception of standard financing mechanisms, ArthroCare shall not sell, transfer, assign, pledge, grant a security interest in, or otherwise encumber or allow any third party to obtain an interest in, any prints, designs, tools, fixtures, raw materials, moldings or other equipment used or useful in manufacturing and/or supplying the Products without giving Collagen at least sixty (60) days prior written notice.



                                   ARTICLE 14

                              INTELLECTUAL PROPERTY

         14.1 Enforcement. In the event that any Patent Right necessary for use and sale of a Licensed Product is infringed or misappropriated by a third party in any country or is subject to a declaratory judgment action arising from such infringement or misappropriation in such country, or is the subject of an interference, re-examination, reissue or opposition proceeding, the party becoming aware thereof shall promptly notify the other party hereto.













         14.2



         14.3 ArthroCare Trademarks. During the Term of this Agreement, Collagen shall have the right to advertise and promote the Licensed Products under ArthroCare's trademarks and tradenames initially identified in Exhibit E ("ArthroCare Marks"). ArthroCare reserves the right to modify the ArthroCare Marks or substitute alternative marks for any or all of the ArthroCare Marks at any time upon thirty (30) days prior written notice. Collagen shall have the right to use any marketing materials in its possession to depletion. The rights granted under this Section 14.3 shall automatically terminate on termination or expiration of this Agreement.

         14.4 Limitations. Except as set forth in this Agreement, nothing contained in this Agreement shall grant to Collagen any right, title, or interest in or to the ArthroCare Marks, whether or not specifically recognized or perfected under applicable laws, and Collagen irrevocably assigns to ArthroCare all such right, title, and interest, if any, in any ArthroCare

Marks that are used in conjunction with the Licensed Products (other than Collagen Marks). At no time during or after the Term of this Agreement shall Collagen challenge or assist others to challenge ArthroCare Marks or the registration thereof or attempt to register any trademarks, marks, or trade names confusingly similar to ArthroCare Marks. All representations of ArthroCare Marks that Collagen intends to use shall first be submitted to ArthroCare for approval (which shall not be unreasonably withheld) of design, color, and other details, or shall be exact copies of those used by ArthroCare. In addition, Collagen shall fully comply with all reasonable guidelines, if any, communicated by ArthroCare concerning the use of ArthroCare Marks.

         14.5 Collagen Trademarks. During the Term of this Agreement, subject to the limitations in section 14.3, (the "Collagen Marks"). Nothing in this Agreement shall be deemed to grant to ArthroCare any right, title, or interest in or to Collagen Marks. At no time during or after the Term of this Agreement shall ArthroCare challenge or assist others to challenge Collagen Marks or the registration thereof or attempt to register any trademarks, marks, or tradenames confusingly similar to Collagen Marks.

         14.6










         14.7







                                   ARTICLE 15

                                   ARTICLE 16

                                 CONFIDENTIALITY

         16.1 Confidential Information. Except as expressly provided herein, the parties agree that, for the term of this Agreement and for five years thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto, except that to the extent that it can be established by the receiving party by written proof that such Confidential
Information:

         (i) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

         (ii) was available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

         (iii) became available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

         (iv) was subsequently lawfully disclosed to the receiving party by a person other than a party hereto; or

         (v) was independently developed by a person having no knowledge of or access to any of the other party's Confidential Information.

         16.2 Permitted Use and Disclosures. Each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in complying with applicable law or governmental regulations, conducting clinical trials, or exercising its rights hereunder to develop or commercialize Licensed Products, provided that if a party is required to make any such disclosure of another party's confidential information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter party of such disclosure and, will use its best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

         16.3 Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, disclosures may be made as required by securities or other applicable laws, or to Affiliates, or to a party's accountants, attorneys and other professional advisors provided that such accountants, attorneys and other professional advisors are bound to retain the terms of this Agreement as confidential. Disclosure to prospective corporate partners or Affiliates is prohibited absent written consent from the non-disclosing party. Neither party shall issue a press release or other public announcement concerning this Agreement, the transactions contemplated herein or the relationship between Collagen and ArthroCare without the prior written consent of an authorized representative of the other party.




                                   ARTICLE 17

                                 INDEMNIFICATION

         17.1     Indemnification of Collagen.

                  (a) ArthroCare shall indemnify, defend, and hold harmless Collagen, and its affiliates and their respective directors, officers, employees, and agents, and the successors and assigns of any of the foregoing (the "Collagen Indemnitees") from and against all claims, losses, costs, and liabilities (including, without limitation, payment of reasonable attorneys' fees and other expenses of litigation), and shall pay any damages (including settlement amounts) finally awarded with respect to claims, suits, or proceedings (any of the foregoing, a "Claim") brought by third parties against a Collagen Indemnitee, caused by (i)






         (b)










         17.2 Indemnification of ArthroCare. Collagen shall indemnify, defend, and hold harmless ArthroCare, and its Affiliates and their respective directors, officers, employees and agents, and the successors, and assigns of any of the foregoing (the "ArthroCare Indemnitees") from and against all claims, losses, costs, and liabilities (including, without limitation, payment of reasonable attorneys' fees and other expenses of litigation), and shall pay any damages (including settlement amounts) finally awarded with respect to a Claim brought by third parties against an ArthroCare Indemnitee, arising out of or relating to

         17.3 Indemnification Procedures. A party (the "Indemnitee") that intends to claim indemnification under this Article 17 shall promptly notify the other party (the "Indemnitor") in writing of any claim in respect of which the Indemnitee or any of its directors, officers, employees, agents, licensors, successors, or assigns intends to claim such indemnification. The parties will then determine whether complete or partial indemnification is appropriate in such event. If the parties are unable to mutually agree on whether the Indemnitee should be completely or partially indemnified by the Indemnitor, the parties shall appoint an arbitrator to make a binding ruling on this issue. The arbitrator will be appointed according to Section 21.

If the parties or the arbitrator determine that indemnification is appropriate, the Indemnitor shall have sole control of the defense and/or settlement thereof, provided that the indemnified party may participate in any such proceeding with counsel of its choice at its own expense. The indemnity agreement in this
Article 17 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 17, but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may otherwise have to any Indemnitee than under this Article 17. The Indemnitee under this Article 17, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives and provide full information in the investigation of any Claim covered by this indemnification. Notwithstanding anything to the contrary contained in this
Article 17, neither party shall be liable for any costs or expenses incurred without its prior written authorization.









                                   ARTICLE 18

                        TERM, CONVERSION AND TERMINATION

         18.1 Term. The initial Term of this Agreement shall commence on the Effective Date and continue in force until

         18.2 Termination for Cause. Either ArthroCare or Collagen may terminate this Agreement by written notice stating each party's intent to terminate in the event the other shall have breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for sixty (60) days after written notice thereof was provided to the breaching party by the non-breaching party.

         18.3 Termination for Bankruptcy. Either party may terminate this Agreement effective upon written notice to the other party in the event the other party declares bankruptcy or becomes the subject of any voluntary or involuntary proceeding under the U.S. Bankruptcy Code or any state insolvency proceeding, and such proceeding is not terminated within one hundred twenty
(120) days of its commencement.

         18.4     Effect of Termination.

                  (a) Accrued Obligations. Termination shall not relieve either party of obligations incurred prior to the effective date of such termination.

                  (b) Return of Materials. All trademarks, marks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, samples, literature, and sales and promotional aids of every kind shall remain the property of ArthroCare. Within thirty (30) days after the termination or expiration of this Agreement, Collagen shall destroy all tangible items bearing, containing, or contained in, any of the foregoing, in its possession or control and provide written certification of such destruction, or prepare such tangible items for shipment to ArthroCare, as ArthroCare may direct, at ArthroCare's expense. Collagen shall not make or retain any copies of any confidential items or information which may have been entrusted to it. Effective upon the termination of this Agreement, Collagen shall cease to use all trademarks and trade names of ArthroCare and ArthroCare shall cease to use all trademarks and trade names of Collagen with the limited exception of repurchased Licensed Products pursuant to Section 18.4(c). During the Term and after any termination or expiration of this Agreement, ArthroCare shall have the right to continue to use and disclose for any purpose Customer lists, Customer data and other Customer information and any and all clinical trial results and other data relating to the Licensed Products and provided by Collagen to ArthroCare during the Term.




                  (c) Limitation on Liability. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, leases, inventory or commitments in connection with the business or goodwill of ArthroCare or Collagen.

                  (d) Transition. Upon termination of this Agreement, Collagen shall diligently cooperate with ArthroCare to effect a smooth and orderly transition in the sale of the Licensed Products. From the time that a notice of termination is received by either party until the effective termination date, Collagen shall refer all Product inquiries to ArthroCare, shall support ArthroCare's existing Customers (but shall not sell them new Licensed Products), and shall cooperate fully with any newly appointed distributors.

                  (f) Survival. The provisions of Sections 3.5, 9.4, 9.6, 9.7, 11.1, 11.2, 11.3, 12.3, 14.4, 14.5, 18.4 and 22.1 and Articles 10, 16, 17,
19 and 21 shall survive the expiration or termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement.


18.6






                                   ARTICLE 19

                    LIMITED LIABILITY TO COLLAGEN AND OTHERS

WITH THE SOLE EXCEPTION OF ARTICLE 17 AND NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, ARTHROCARE'S LIABILITY ARISING OUT OF THIS AGREEMENT AND/OR SALE OF THE LICENSED PRODUCTS SHALL BE LIMITED TO THE AMOUNT PAID BY COLLAGEN FOR THE PRODUCT. IN NO EVENT SHALL ARTHROCARE BE LIABLE TO COLLAGEN OR ANY OTHER ENTITY FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS, LOST PROFITS, OR ANY OTHER SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY ARISING OUT OF THIS AGREEMENT WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE. THESE LIMITATIONS SHALL APPLY WHETHER OR NOT ARTHROCARE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN OR IN THE WARRANTY FOUND IN THE LICENSED PRODUCTS.


                                   ARTICLE 20

                         REPRESENTATIONS AND WARRANTIES

         20.1 Representations and Warranties. ArthroCare represents and warrants, to the best of its knowledge, that:




         20.2 Disclaimer. Except as expressly provided in this Agreement, nothing in this Agreement is or shall be construed as: (i) a warranty or representation by ArthroCare as to the validity or scope of any claim or patent within the Patent Rights; (ii) a warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any third party; or (iii) granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of ArthroCare or third parties, regardless of whether such patents or other rights are dominant or subordinate to any patent within the Patent Rights.

                                   ARTICLE 21

                                   ARBITRATION

                  (a) If a dispute arises between the parties relating to the interpretation or performances of this Agreement or the grounds for the termination thereof, representatives of the parties with decision-making authority shall meet to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If within sixty (60) days after such meeting the parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA"), by one (1) arbitrator in Santa Clara County, California; provided, however, California Code of Civil Procedure Section 1283.05 shall apply to any such proceeding. Such arbitrator shall be selected by the mutual agreement of the parties or, failing such agreement, shall be selected according to the AAA rules. The parties shall bear the costs of arbitration equally and shall bear their own expenses, including professional fees. The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction.








                                   ARTICLE 22

                            MISCELLANEOUS PROVISIONS


         22.1 Governing Law; Venue. This Agreement and any dispute, including without limitation any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the state of California, without reference to conflicts of laws principles.



         22.2







         22.3 Waiver. No waiver of any rights, shall be effective unless consented to in writing by the party to be charged and the waiver of any breach of default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

         22.4 Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect without said provision.



         22.5 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by certified mail-return receipt requested, postage prepaid, or delivered by a nationally recognized courier who guarantees next-day delivery in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto:

                  Collagen:         Collagen Aesthetics, Inc.
                                    1850 Embarcadero Road
                                    Palo Alto, California  94303
                                    Attn: Gary S. Petersmeyer
                                    Fax: (650) 354-4375

                                    with a copy to:

                                    Charlene A. Friedman, Esq.
                                    Collagen Aesthetics, Inc.
                                    1850 Embarcadero Road
                                    Palo Alto, California  94303
                                    Fax: (650) 354-4751


                  ArthroCare:       ArthroCare Corporation
                                    595 North Pastoria Avenue
                                    Sunnyvale, California 94086
                                    Attn:  Michael A. Baker
                                    Fax:  (408) 732-2752

                                    with a copy to:

                                    John T. Raffle, Esq.
                                    ArthroCare Corporation
                                    595 North Pastoria Avenue
                                    Sunnyvale, California 94086
                                    Fax:  (408) 530-9143


         22.6 Independent Contractors. Both parties are independent contractors under this

Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute ArthroCare or Collagen as partners or joint venturers with respect to this Agreement. Neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement, or undertaking with any third party.



         22.7 Patent Marking. Collagen agrees to mark (or give directions to ArthroCare to mark) all Licensed Products sold pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof.



         22.8 Compliance with Laws. In performing their respective obligations under this Agreement, the parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.



         22.9 Use of Name. Other than as expressly set forth in this Agreement or the License Agreement, neither party shall use the name or trademarks of the other party without the prior written consent of such other party.



         22.10 Entire Agreement; Amendment. This Agreement constitutes the entire and exclusive Agreement between the parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, commitments and writings in respect thereof except for the License Agreement. No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the parties.



         22.11 Counterparts. This Agreement may be executed in any number of counterparts and on separate signature pages by each party, each copy of which shall for all purposes be deemed an original.


         22.12 Force Majeure. Neither party shall be liable for any failure to perform or delay in performance hereunder where such failure or delay is occasioned by circumstances beyond the party's control, including, without limitation, fire, explosion, storms, interruption of utility services, strikes or labor disputes, water, acts of God, war, civil disturbances, acts of civil or military authorities, inability to secure raw materials or transportation facilities, fuel or energy shortages, acts or omissions of communications carriers, or other causes beyond the party's control whether or not similar to the foregoing.

         IN WITNESS WHEREOF, ArthroCare and Collagen have executed this Agreement in duplicate originals by duly authorized officers.


ARTHROCARE CORPORATION                 COLLAGEN AESTHETICS INC.


By: _______________________________    By: __________________________________

Print Name: _______________________    Print Name: __________________________

Title: ____________________________    Title: _______________________________

                                    EXHIBIT B

                                 PRODUCT PRICES

Licensed Product                                    Price Per Unit








Disposable Wand Transfer Price:

               TYPE OF DISPOSABLE                    PRICE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    EXHIBIT C

                                WARRANTY PERIODS


PRODUCT                                              PERIOD

Controller
Cable/Handpiece
Disposable Wands
Adaptors